EXHIBIT 12.2


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             TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                        COMPUTATION OF RATIO OF INCOME TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (unaudited)

                           (In millions except ratio)

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                                                                       Nine Months
                                                                          Ended
                                                                    September 27, 1997
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Fixed charges:
  Interest expense                                                     $ 546
  Distributions on preferred securities of subsidiary trust,
     net of income taxes                                                  19
  Estimated interest portion of rents                                     26

    Total fixed charges                                                $ 591



Income:
  Income from continuing operations before income taxes and
    distributions on preferred securities of subsidiary trust          $ 693
  Fixed charges                                                          591

    Adjusted income                                                    $1,284


Ratio of income to fixed charges                                        2.17


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